Exhibit 99.1

FIRST WAVE BIOPHARMA ANNOUNCES RESTRUCTURING OF MERGER CONSIDERATION PAYMENT TERMS WITH FORMER SHAREHOLDERS OF FIRST WAVE BIO

BOCA RATON, Fla., Nov. 16, 2021 (GLOBE NEWSWIRE) – First Wave BioPharma, Inc. (NASDAQ:FWBI), (“First Wave BioPharma,” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced that it has agreed with the former shareholders of First Wave Bio, Inc. (“FWB”) to amend the payment structure of the initial merger consideration and extend payments into 2023 in order to provide the Company with additional financial resources for its ongoing Phase 2 clinical trial programs.

On September 13, 2021, the Company announced the acquisition of FWB and paid FWB an upfront cash payment of $3 million and issued $4 million of common stock. The original remaining upfront consideration of $15 million ($8 million due on October 28, 2021 and $7 million due March 31, 2022) has been restructured. Under the Revised Merger Agreement, this $15 million amount will be paid in smaller monthly installments commencing in January 2022 through mid-year 2023, until satisfied.

The milestone payment of $2 million, triggered upon first patient dosed in the FW-UP Phase 2 clinical trial for ulcerative proctitis, which was announced on October 14, 2021, is being paid immediately and concurrent with the signing of the Revised Merger Agreement.

James Sapirstein, President, and Chief Executive Officer of First Wave BioPharma, stated, “We are very pleased that we were able to restructure the remaining $15 million in consideration with the former shareholders of FWB. This revised agreement provides us with additional capital resources to advance our clinical programs through multiple value enhancing milestones in 2022.”

About First Wave BioPharma, Inc.
The Company is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline populated with multiple clinical stage programs built around its two proprietary technologies – niclosamide, an oral small molecule with anti-viral and anti-inflammatory properties, and the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients. The Company’s niclosamide portfolio is led by two clinical programs in Phase 2 clinical trials: FW-COV, for COVID-19 gastrointestinal infections and FW-UP, for ulcerative proctitis (UP) and ulcerative proctosigmoiditis. Three additional indications of niclosamide, FW-ICI-AC, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced oncology patients, FW-UC (ulcerative colitis) and FW-CD (Crohn’s disease) are expected to enter the clinic in 2022 and 2023. The Company is also advancing FW-EPI (adrulipase) for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis. The Company is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statement
This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition and its announcement on the Company’s business, operating results and financial prospects; the integration of the First Wave Bio, Inc. business with the Company’s own business; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@firstwavebio.com

Media contact:
Tiberend Strategic Advisors, Inc.
Johanna Bennett / David Schemelia
(212) 375-2665 / (609) 468-9325
jbennett@tiberend.com / dschemelia@tiberend.com